Exhibit 99.1

CorEnergy Responds to Recent Tenant Announcements and Affirms Financing Plan

FOR IMMEDIATE RELEASE

KANSAS CITY, Mo.—March 3, 2016 – Today, CorEnergy Infrastructure Trust responded to recent public announcements by two of its material tenants, Ultra Petroleum Corp. (“UPL”) and Energy XXI Ltd (“EXXI”) and affirmed its financing expectations.

On February 29, 2016, UPL, the guarantor of the obligations of the lessee of the Pinedale Liquids Gathering System, filed its 2015 Form 10-K which included (i) an explanatory paragraph by the company’s auditors expressing uncertainty as to UPL’s ability to continue as a going concern, (ii) a warning of a potential bankruptcy filing, and (iii) a warning of a potential default under the Pinedale Lease Agreement in the event of such a filing.  On March 2, 2016, UPL filed a Form 8-K announcing it had entered into an agreement with certain unsecured lenders to defer payment of interest and principal, thereby avoiding a default under the affected indebtedness.

“In its 2015 10-K filing, UPL indicated the need to maintain access to the Pinedale LGS,” said CorEnergy Chief Executive Officer Dave Schulte. “CorEnergy’s triple net lease is a necessary operating expense for UPL to continue producing at the level it indicated in its stated guidance for 2016.”

Separately, EXXI, the guarantor of the obligations of the lessee of CorEnergy’s Grand Isle Gathering System (“GIGS”) announced on February 29, 2016 that it received a Notice of Deficiency from the NASDAQ Stock Market due to the closing bid price of EXXI shares falling below the $1.00 per share threshold.  CorEnergy does not believe the potential delisting from NASDAQ will affect its GIGS lease, provided EXXI continues to comply with the public disclosure requirements of the SEC or otherwise provides financial information in compliance with lease requirements.

“Our three major tenants, UPL, EXXI and Arc Logistics Partners LP are all in compliance with their lease requirements, including timely payments of their respective rents due in March,” said Mr. Schulte.  “We expect to refinance the remaining balance of our Pinedale Term Loan prior to maturity at the end of March, leaving approximately $65 million of liquidity for acquisitions and other corporate purposes.”

A representative of CorEnergy will speak at an investor conference on March 3, 2016.  The presentation and an archived webcast will be available on the Company’s website following the presentation.

The Company also announced yesterday that it expects to file its Form 10-K on March 14, 2016 and, will host a conference call to discuss its financial results on March 15.

About CorEnergy Infrastructure Trust, Inc.

1100 Walnut, Suite 3350, Kansas City, MO 64106 | Main: 816-875-3705 | Fax: 816-875-5875 | corridortrust.com

CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA), is a real estate investment trust (REIT) that owns essential midstream and downstream energy assets, such as pipelines, storage terminals, and transmission and distribution assets. We seek long-term contracted revenue from operators of our assets, primarily under triple net participating leases. For more information, please visit corenergy.corridortrust.com.

Forward-Looking Statements

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Lesley Robertshaw, 877-699-CORR (2677)
info@corridortrust.com